Exhibit 10.20

INTELLECTUAL PROPERTY LICENSE AGREEMENT
by and between
HITACHI COMMUNICATION TECHNOLOGIES, LTD.
and
OPNEXT JAPAN, INC.
Effective as of October 1, 2002

TABLE OF CONTENTS

WITNESSETH	1

Section 1. Definitions	1

(a) “Affiliate”	1
(b) “Assigned IP”	2
(c) “Business”	2
(d) “Business Transfer Agreement”	2
(e) “Clarity”	2
(f) “Commercially Reasonable Efforts”	2
(g) “Cure Period”	2
(h) “Dispute Notice”	2
(i) “Future HCT IP”	2
(j) “Future Hitachi IP”	2
(k) “Himawari I Agreements”	2
(l) “HTC Transferred IP”	2
(m) “Initial Public Offering”	2
(n) “Intellectual Property”	2
(o) “Jointly-Developed IP License Agreement”	3
(p) “Jointly Developed Intellectual Property”	3
(q) “Licensed IP”	3
(r) “Minority-Owned Affiliate”	3
(s) “Non-Competition Period”	3
(t) “OpNext Inc. R&D Agreement”	3
(u) “OpNext Japan IP”	3
(v) “OpNext Japan IP License Agreement”	3
(w) “OpNext Japan R&D Agreement”	3
(x) “Opto-Device Limited”	4
(y) “Person”	4
(z) “Restricted Products”	4
(aa) “Spin-Off Date”	4
(bb) “Stock Contribution Agreement”	4
(cc) “Stockholders’ Agreement”	4
(dd) “Subsidiary”	4
(ee) “TSD”	4
(ff) “TSD Sale”	4
(gg) “Wholly-Owned Subsidiaries”	4

Section 2. Assigned Intellectual Property	5

(a) License	5
(b) Acknowledgment	5
(c) Review of Obligations	5

Section 3. HCT Transferred IP	5

(a) Definition	5
(b) License	5
(c) Sublicense	6
(d) Review of Obligations	7

Section 4. Future HCT IP	7

(a) Definition	7
(b) Future HCT IP License	7
(c) Sublicense	8
(d) Review of Obligations	9
(e) Cooperation	9

Section 5. OpNext Japan Intellectual Property	9

(a) Definition	9
(b) License	10
(c) Review of Obligations	11

Section 6. Representations and Warranties of HCT	11

Section 7. Covenants of HCT	11

(a) Covenant Not to Sue	11
(b) Confidentiality	11
(c) OpNext Japan’s and HCT’s Trademark, Trade Names, etc	12

Section 8. Representations and Warranties of OpNext Japan	12

Section 9. Covenants of OpNext Japan	13

(a) Confidentiality	13
(b) No Additional Representations	13
(c) Covenant Not to Sue	13

Section 10. Mutual Covenants	14

(a) Press Releases	14
(b) Commercially Reasonable Efforts	14
(c) Injunctive Relief	14

Section 11. Termination and Survival	14

(a) Status of HCT	14
(b) Termination for Breach or Expiration	14

INTELLECTUAL PROPERTY LICENSE AGREEMENT
     THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “HCT IP License Agreement”), effective as of October 1, 2002, is entered into by and between HITACHI COMMUNICATION TECHNOLOGIES, LTD., a corporation existing under the laws of Japan (“HCT”) and a Wholly-Owned Subsidiary of Hitachi, Ltd., a corporation existing under the laws of Japan (“Hitachi”), and OPNEXT JAPAN, INC., a corporation existing under the laws of Japan (“OpNext Japan”) and a Wholly-Owned Subsidiary of OpNext, Inc., a Delaware corporation (“OpNext”).
WITNESSETH
     WHEREAS, pursuant to the Himawari I Agreements (as defined below) Hitachi sold to OpNext Japan all of the assets necessary or reasonably required for the operation of the fiber optic component business of Hitachi’s Telecommunication Systems Division (“TSD”) and licensed to OpNext Japan pursuant to the OpNext Japan IP License Agreement (as defined below) the Intellectual Property (as defined below) rights, which were necessary or reasonably required for the operation of the Business (as defined below) and which were not transferred/assigned under the Himawari I Agreements;
     WHEREAS, pursuant to the Corporate Separation Law under Japanese Commercial Law, Hitachi will transfer the assets and liabilities of Hitachi’s TSD and other related divisions to its Wholly-Owned Subsidiary, HCT, in exchange for stock of HCT as of October 1, 2002 (the “TSD Sale”);
     WHEREAS, three (3) of the patents that Hitachi will transfer to HCT in connection with the TSD Sale constitute HCT Transferred IP (as defined below);
     WHEREAS, as the new owner of such patents, HCT will license such patents and other Intellectual Property described herein to OpNext Japan under the terms and conditions set forth in this HCT IP License Agreement; and
     WHEREAS, HCT and OpNext Japan also desire to cross-license to each other Intellectual Property related to the Business pursuant to the terms and conditions set forth in this HCT IP License Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this HCT IP License Agreement hereby agree as follows:
Section 1.    Definitions. The following terms, when used herein with initial capital letters, shall have the respective meanings set forth in this Section 1. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the OpNext Japan IP License Agreement, Stock Contribution Agreement (as defined below) or Stockholders’ Agreement (as defined below).
     (a) “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control”

means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     (b) “Assigned IP” shall have the meaning as set forth in Section 6(b) of the Stock Contribution Agreement and which may be set forth in Exhibit A attached hereto.
     (c) “Business” shall mean OpNext Japan’s fiber optic component business of designing, developing, manufacturing, marketing, distributing and selling Products as operated by TSD as of January 31, 2001 and as operated by OpNext Japan between January 31, 2001 and July 31, 2001.
     (d) “Business Transfer Agreement” shall mean the Business Transfer Agreement, dated December 6, 2000, by and between Hitachi and OpNext Japan.
     (e) “Clarity” shall mean Clarity Partners, L.P., a Delaware limited partnership.
     (f) “Commercially Reasonable Efforts” shall mean diligent and commercially reasonable and expeditious efforts to accomplish a task or objective in a manner that is at least equal to the efforts, quality and resources devoted by a party that such party would apply to its own high priority task or objective under similar circumstances.
     (g) “Cure Period” shall mean the sixty (60) day period from receipt of a notice of breach.
     (h) “Dispute Notice” shall have the meaning as set forth in Section 12 of this HCT IP License Agreement.
     (i) “Future HCT IP” shall have the meaning as set forth in Section 4(a) of this HCT IP License Agreement.
     (j) “Future Hitachi IP” shall have the meaning as set forth in Section 3(f) of the OpNext Japan License Agreement.
     (k) “Himawari I Agreements” shall mean the Business Transfer Agreement, OpNext Japan IP License Agreement, Stock Contribution Agreement and Stockholders’ Agreement.
     (l) “HTC Transferred IP” shall have the meaning set forth in Section 3(a) of this HCT IP License Agreement.
     (m) “Initial Public Offering” shall mean the first sale in an underwritten public offering registered under the U.S. Securities Act of shares of OpNext’s Common Stock.
     (n) “Intellectual Property” shall mean all: (i) patents, patent applications, patent disclosures and inventions (including all extensions, reexaminations, reissues, continuations and renewals related thereto); (ii) copyrights (registered or unregistered and all renewals thereof) and copyrightable works and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, data, databases and documentation thereof; and (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, operating, maintenance and safety materials and drawings, test procedures, test data, sources of materials and supplies, financial and marketing plans and customer and supplier lists and information). Intellectual Property, as referred to in this HCT IP License Agreement, refers to rights throughout the world, including any equivalent of any of the foregoing in any jurisdiction or under any laws, regulations or treaties.
     (o) “Jointly-Developed IP License Agreement” shall mean the License Agreement pertaining to Jointly-Developed Intellectual Property (as defined below) entered into between Hitachi and HCT pursuant to the TSD Sale effective as of October 1, 2002.
     (p) “Jointly Developed Intellectual Property” shall have the meaning as set forth in Section 1(o) of the OpNext Japan R&D Agreement and Section 1(s) of the OpNext Inc. R&D Agreement.
     (q) “Licensed IP” shall have the meaning as set forth in Section 3(a) of the OpNext Japan License Agreement.
     (r) “Minority-Owned Affiliate” shall mean any entity that a party, directly or indirectly, at any time, owns or controls twenty percent (20%) to fifty percent (50%) of the voting equity shares or securities convertible into such shares.
     (s) “Non-Competition Period” shall have the meaning as set forth in Section 13(a).
     (t) “OpNext Inc. R&D Agreement” shall mean the Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi and OpNext Inc., as amended by the First Amendment to OpNext Inc. R&D Agreement, dated October 1, 2002, between Hitachi and OpNext, and as otherwise amended, supplemented or modified from time to time.
     (u) “OpNext Japan IP” shall have the meaning as set forth in Section 5(a) of this HCT IP License Agreement.
     (v) “OpNext Japan IP License Agreement” shall mean the Intellectual Property License Agreement, dated July 31, 2001, by and between Hitachi and OpNext Japan, as amended by the First Amendment to the IP License Agreement, dated October 1, 2002 between Hitachi and OpNext Japan and as otherwise amended, supplemented or modified from time to time.
     (w) “OpNext Japan R&D Agreement” shall mean the Research and Development Agreement, dated as of July 31, 2001, by and between Hitachi and OpNext Japan, as amended by the First Amendment to OpNext Japan R&D Agreement, dated October 1, 2002, by and among Hitachi, OpNext Japan and Opto-Device Ltd., and as otherwise amended, supplemented or modified from time to time.
     (x) “Opto-Device Limited” shall mean a corporation existing under the laws of Japan and that is a Wholly-Owned subsidiary of OpNext.
     (y) “Person” shall mean any individual, corporation, partnership, limited liability company, business trust, association, joint stock company, trust, unincorporated organization, joint venture, firm or other entity or a government or any political subdivision or agency, department or instrumentality thereof.
     (z) “Restricted Products” shall have the meaning as set forth in Section 13(a).
     (aa) “Spin-Off Date” shall mean the date of the closing of the TSD Sale which is October 1, 2002.
     (bb) “Stock Contribution Agreement” shall mean the Stock Contribution Agreement, dated July 31, 2001, by and between Hitachi and OpNext.
     (cc) “Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated July 31, 2001, and as amended by the First Amendment to the Stockholder’s Agreement, dated October 1, 2002, among OpNext, Hitachi and Clarity, Clarity OpNext Holdings I, LLC, a Delaware limited liability company and Clarity OpNext Holdings II, LLC, a Delaware limited liability company.
     (dd) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to the vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes here, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
     (ee) “TSD” shall have the meaning as set forth in the first recital.
     (ff) “TSD Sale” shall have the meaning as set forth in the second recital.
     (gg) “Wholly-Owned Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, one hundred percent (100%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, all of the limited liability company, partnership or total ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more other Wholly-Owned Subsidiaries of that Person or a combination thereof.
Section 2.  Assigned Intellectual Property.
     (a) License. OpNext Japan shall license, and does hereby license effective as of the Spin-Off Date, the Assigned IP to HCT and its Wholly-Owned Subsidiaries on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Assigned IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement; provided, however, that HCT and its Wholly-Owned Subsidiaries will not have the right to sublicense Assigned IP to any entity, without the consent of OpNext Japan, neither consent to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
     (b) Acknowledgment. HCT does hereby agree that the license to Assigned IP in this HCT IP License Agreement is the only license that HCT shall have to the Assigned IP, and that any other prior or contemporaneous license, including without limitation, the OpNext Japan IP License Agreement to such Assigned IP shall be replaced in its entirety by this HCT IP License Agreement.
     (c) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 2 shall expire on July 31, 2011; provided, however, that the license under Assigned IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Assigned IP.
Section 3.    HCT Transferred IP.
     (a) Definition. “HCT Transferred IP” shall mean any Licensed IP and Future Hitachi IP that is transferred to HCT pursuant to the TSD Sale, including without limitation, the patents listed on Exhibit B attached hereto.
     (b) License.
          (i) License Grant. HCT shall license, and does hereby license effective as of the Spin-Off Date, the HCT Transferred IP to OpNext Japan, on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the HCT Transferred IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) OpNext Japan has committed a material breach of its obligations under this HCT IP License Agreement, HCT has given written notice of such breach to OpNext Japan and such breach remains uncured after the Cure Period, or, in the case of a breach that cannot be cured within such Cure Period, OpNext Japan has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) OpNext Japan has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which OpNext Japan has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) Sublicense.
          (i) Subsidiaries. HCT will grant, and does hereby grant effective as of the Spin-Off Date, to OpNext Japan the right to freely sublicense the HCT Transferred IP to OpNext Japan’s Subsidiaries, to OpNext and OpNext’s Subsidiaries.
          (ii) Minority-Owned Affiliates. OpNext Japan shall be permitted to further sublicense the HCT Transferred IP to its Minority-Owned Affiliates, subject to approval by HCT, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by HCT that will be agreed to by the parties in writing.
          (iii) Customers. OpNext Japan shall be permitted to further sublicense the HCT Transferred IP to its customers as necessary or appropriate in connection with the completion of OpNext Japan’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with OpNext Japan’s customers to be manufactured and sold by OpNext Japan to such customers, provided OpNext Japan proposes the terms and conditions of such sublicense to HCT and agrees that such sublicense shall be subject to HCT’s exercise of one (1) of the following options in HCT’s sole discretion, with respect to the terms and conditions proposed by OpNext Japan: (i) HCT may consent to the sublicense terms and conditions as is; (ii) HCT may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) HCT may enter into a direct license with OpNext Japan’s customer under the same terms and conditions as OpNext Japan’s proposed sublicense; (iv) HCT may propose to enter into a direct license with OpNext Japan’s customer under reasonably modified terms and conditions; or (v) HCT may commence discussions with OpNext Japan to reach a resolution of HCT’s concerns with respect to such sublicense, if HCT believes such sublicense is not in the best interest of the parties. HCT shall have the sole discretion to determine which of the five (5) foregoing options HCT will exercise in each case. With respect to HCT’s exercise of one (1) of the five (5) foregoing options, HCT agrees to provide consents to and/or notify OpNext Japan of HCT’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from OpNext Japan. In the event that HCT exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of HCT’s provision of such a response to OpNext Japan; provided, however, HCT shall not contact such OpNext Japan customers that are the subject of negotiations between HCT and OpNext Japan, without the prior consent of OpNext Japan prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (d) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 3 shall expire on July 31, 2011; provided, however, that the license under HCT Transferred IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such HCT Transferred IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 3(b)(ii) is met, HCT may elect to be completely relieved of its obligations set forth in this Section 3. If HCT elects to be relieved of its obligations under this Section 3, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the HCT Transferred IP.
Section 4.    Future HCT IP.
     (a) Definition. “Future HCT IP” shall mean (i) any patents that are issued based on any patent applications of HCT filed after the Spin-Off Date but prior to July 31, 2011 and (ii) pending patent applications that may be filed by HCT after the Spin-Off Date but prior to July 31, 2011, (in either case including all extensions, reexaminations, reissues, continuations, continuations in part, divisionals and renewals related thereto); and in each of case of (i) and (ii) that are reasonably relevant to the Business as conducted on July 31, 2001 and as modified or expanded in the future to the extent that any such modification or expansion relates to modifications to, extensions of or new versions of product lines existing or planned as of July 31, 2001.
     (b) Future HCT IP License.
          (i) License Grant. HCT shall license, and does hereby license effective as of the Spin-Off Date, the Future HCT IP to OpNext Japan, on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Future HCT IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) OpNext Japan has committed a material breach of its obligations under this HCT IP License Agreement, HCT has given written notice of such breach to OpNext Japan and such breach remains uncured after the Cure Period, or, in the case of a breach that cannot be cured within such Cure Period, OpNext Japan has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) OpNext Japan has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which OpNext Japan has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) Sublicense.
          (i) Subsidiaries. HCT will grant, and does hereby grant effective as of the Spin-Off Date, to OpNext Japan the right to freely sublicense the Future HCT IP to OpNext Japan’s Subsidiaries, to OpNext and OpNext’s Subsidiaries.
          (ii) Minority-Owned Affiliates. OpNext Japan shall be permitted to further sublicense the Future HCT IP to its Minority-Owned Affiliates, subject to approval by HCT, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by HCT that will be agreed to by the parties in writing.
          (iii) Customers. OpNext Japan shall be permitted to further sublicense the Future HCT IP to its customers as necessary or appropriate in connection with the completion of OpNext Japan’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with OpNext Japan’s customers to be manufactured and sold by OpNext Japan to such customers, provided OpNext Japan proposes the terms and conditions of such sublicense to HCT and agrees that such sublicense shall be subject to HCT’s exercise of one (1) of the following options in HCT’s sole discretion, with respect to the terms and conditions proposed by OpNext Japan: (i) HCT may consent to the sublicense terms and conditions as is; (ii) HCT may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) HCT may enter into a direct license with OpNext Japan’s customer under the same terms and conditions as OpNext Japan’s proposed sublicense; (iv) HCT may propose to enter into a direct license with OpNext Japan’s customer under reasonably modified terms and conditions; or (v) HCT may commence discussions with OpNext Japan to reach a resolution of HCT’s concerns with respect to such sublicense, if HCT believes such sublicense is not in the best interest of the parties. HCT shall have the sole discretion to determine which of the five (5) foregoing options HCT will exercise in each case. With respect to HCT’s exercise of one (1) of the five (5) foregoing options, HCT agrees to provide consents to and/or notify OpNext Japan of HCT’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from OpNext Japan. In the event that HCT exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of HCT’s provision of such a response to OpNext Japan; provided, however, HCT shall not contact such OpNext Japan customers that are the subject of negotiations between HCT and OpNext Japan, without the prior consent of OpNext Japan prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (d) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 4 shall expire on July 31, 2011; provided, however, that the license under Future HCT IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Future HCT IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 4(b)(ii) is met, HCT may elect to be completely relieved of its obligations set forth in this Section 4. If HCT elects to be relieved of its obligations under this Section 4, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the Future HCT IP.
     (e) Cooperation. The parties agree to cooperate and consult with each other to develop procedures by which OpNext Japan will keep HCT informed of any modifications or expansions to the Business in order for HCT to identify Future HCT IP and notify OpNext Japan accordingly. If requested by OpNext Japan, any of such Future HCT IP will be licensed to OpNext Japan under the terms and conditions set forth in Section 4(b)(i). Any such license pursuant to this Section 4(e) shall be subject to the termination provisions in Section 4(b)(ii), the sublicensing terms in Section 4(c), and the renegotiation terms of Section 4(d). In the event that the parties disagree as to whether any particular Intellectual Property developed by HCT constitutes Future HCT IP, the parties shall first attempt to resolve the dispute through good faith and reasonable negotiations in accordance with Section 12 hereof. In the event that the dispute cannot be resolved through such negotiations, a party shall refer the dispute to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
Section 5.    OpNext Japan Intellectual Property.
     (a) Definition. “OpNext Japan IP” shall mean patents issued to and patent applications filed after July 31, 2001 (including all extensions, reexaminations, reissues, continuations, continuations in part, divisionals and renewals related thereto) by OpNext Japan but filed prior to July 31, 2011 covering products and processes of the Business, throughout the world (but excluding Assigned IP, HCT Transferred IP and Future HCT IP).

     (b) License.
          (i) License Grant. OpNext Japan shall license, and does hereby license effective as of the Spin-Off Date, the OpNext Japan IP to HCT and its Wholly-Owned Subsidiaries on a fully paid-up and non-exclusive basis, to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the OpNext Japan IP, unless otherwise terminated according to the provisions of this HCT IP License Agreement; provided, however, that HCT and its Wholly-Owned Subsidiaries will not have the right to sublicense OpNext Japan IP to any entity, without the consent of OpNext Japan and Clarity, neither consent to be unreasonably withheld, unreasonably delayed or unreasonably conditioned. The requirement of obtaining Clarity’s consent under this Section 5(b) shall terminate automatically and be of no further force and effect upon the occurrence of the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Company (as defined in the Stockholders’ Agreement); provided that the parties acknowledge and agree that Clarity shall be entitled to maintain for itself its right to consent to sublicenses under this Section 5(b) notwithstanding such termination so long as the Clarity Parties (as defined in the Stockholders’ Agreement) and their Affiliates own Voting Securities (as defined in the Stockholders’ Agreement) of OpNext possessing more than ten percent (10%) of the total voting power of all outstanding Voting Securities of OpNext.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) HCT has committed a material breach of its obligations under this HCT IP License Agreement, OpNext Japan has given written notice of such breach to HCT and such breach remains uncured after the Cure Period, or, in the case of a breach, which cannot be cured within such Cure Period, HCT has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) such a material breach is incurable. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which HCT has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
          (iii) Acknowledgment. HCT does hereby agree that the license to OpNext Japan IP in this HCT IP License Agreement is the only license that HCT shall have to the OpNext Japan IP, and that any other prior or contemporaneous license, including without limitation the OpNext Japan IP License Agreement to such OpNext Japan IP shall be replaced in its entirety by this HCT IP License Agreement.

     (c) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 5 shall expire on July 31, 2011; provided, however, that the license under OpNext Japan IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such OpNext Japan IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 5(b)(i) is met, OpNext Japan may elect to be completely relieved of its obligations set forth in this Section 5. If OpNext Japan elects to be relieved of its obligations under this Section 5, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the OpNext Japan IP.
Section 6.    Representations and Warranties of HCT. HCT represents and warrants to OpNext Japan that HCT owns or has the right to use and sublicense the HCT Transferred IP.
Section 7.    Covenants of HCT. HCT covenants and agrees as follows:
     (a) Covenant Not to Sue. HCT herewith covenants not to sue OpNext Japan or OpNext for infringement of any Intellectual Property related to the Business, throughout the world. HCT also covenants not to sue any sublicensees of OpNext Japan that are authorized pursuant to the terms of Section 3(c) and 4(c) or customers of OpNext Japan or OpNext for infringement of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of OpNext Japan or OpNext shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by OpNext Japan or OpNext to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by OpNext Japan or OpNext to the extent such portions are not covered by HCT Transferred IP or Future HCT IP.
     (b) Confidentiality. With respect to any information furnished to HCT pursuant to this HCT IP License Agreement, which HCT reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business, including Assigned IP and OpNext Japan IP, HCT shall maintain the confidentiality of all such information in accordance with HCT’s policies for the protection of its own nonpublic information (which policies shall provide at least reasonable protection).
          (ii) The limitations set forth in this Section 7(b) shall not apply with respect to the disclosure of any information: (i) to HCT’s employees, auditors, counsel, other professional advisors, sublicensees of HCT that are authorized pursuant to Sections 2(a) and 5(b) or suppliers of HCT or any of its sublicensees authorized under Sections 2(a) and 5(b), in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 7(b) to the same extent as HCT; (ii) that has become or previously was generally available to the public other than by reason of a breach of this Section 7(b) by HCT or has become available to HCT on a non-confidential basis after the Spin-Off Date; (iii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over HCT (it being understood that, to the extent practicable, HCT shall provide OpNext Japan prompt notice to any such event and cooperate in good faith to enable OpNext Japan to participate to protect its interest in such confidential information); (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to HCT.
          (iii) Notwithstanding Section 7(b)(ii), to the extent that after the Spin-Off Date, HCT desires to disclose to HCT’s sublicensed Subsidiaries (that are not Wholly-Owned Subsidiaries), sublicensed Affiliates (including Minority-Owned Affiliates) and/or suppliers (i) OpNext Japan IP and/or (ii) any information furnished to HCT pursuant to this HCT IP License Agreement that HCT reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business that HCT did not disclose to its sublicensed Subsidiaries (that are not Wholly-Owned Subsidiaries), sublicensed Minority-Owned Affiliates and/or suppliers prior to the Spin-Off Date, HCT shall notify OpNext Japan of such desire and propose the terms and conditions of an appropriate nondisclosure agreement into which OpNext Japan and the corresponding HCT sublicensee may enter. OpNext Japan agrees that within fifteen (15) Business Days of receipt of such request and proposed nondisclosure agreement, OpNext Japan shall, at its sole discretion, either: (i) enter into the proposed nondisclosure agreement and directly provide the requested confidential information to such HCT sublicensee; (ii) propose reasonably modified terms and conditions of the nondisclosure agreement under which OpNext Japan will provide the requested confidential information to HCT’s sublicensee; or (iii) commence discussions with HCT to reach a resolution of OpNext Japan’s concerns with respect to such disclosure, if OpNext Japan believes such disclosure is not in the best interest of the parties. In the event that OpNext Japan elects to exercise option (ii) or (iii), the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of OpNext Japan’s provision of such a response. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) OpNext Japan’s and HCT’s Trademark, Trade Names, etc. If necessary, OpNext Japan and HCT may negotiate in good faith the terms and conditions under which HCT and OpNext Japan may use any of the trademarks, trade names, trade dress, service marks, logos and/or domain names relating to the Business and any other means of identifying the Business or its products or services from and after the Spin-Off Date.
Section 8.    Representations and Warranties of OpNext Japan. OpNext Japan represents and warrants to HCT that OpNext Japan owns or has the right to use and sublicense the OpNext Japan IP that has been filed by (to the extent there are any patent applications) or issued to, OpNext Japan, as of the Spin-Off Date.

Section 9.    Covenants of OpNext Japan. OpNext Japan covenants as follows:
     (a) Confidentiality.
          (i) With respect to any information furnished to OpNext Japan pursuant to this HCT IP License Agreement, which OpNext Japan reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business, including HCT Transferred IP and Future HCT IP, OpNext Japan shall maintain the confidentiality of all such information in accordance with OpNext Japan’s policies for the protection of its own nonpublic information (which policies shall provide at least reasonable protection).
          (ii) The limitations set forth in this Section 9(a) shall not apply with respect to the disclosure of any information: (i) to OpNext Japan’s employees, auditors, counsel, other professional advisors, sublicensees of OpNext Japan authorized pursuant to the terms of Sections 3(c) and 4(c) or suppliers, if OpNext Japan or its sublicensees authorized pursuant to the terms of Sections 3(c) and 4(c), in its sole discretion, determines that it is reasonably necessary for such party to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 9(a) to the same extent as OpNext Japan; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 9(a) by OpNext Japan or has become available to OpNext Japan on a non-confidential basis after the Spin-Off Date; (iii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over OpNext Japan (it being understood that, to the extent practicable, OpNext Japan shall provide HCT prompt notice to any such event and cooperate in good faith to enable HCT to participate to protect its interest in such confidential information); (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to OpNext Japan.
     (b) No Additional Representations. OpNext Japan acknowledges that neither HCT nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the HCT Transferred IP and Future HCT IP except as expressly set forth in this HCT IP License Agreement or the Schedules and Exhibits hereto. Without limiting the generality of the foregoing, HCT makes no representation or warranty with respect to the HCT Transferred IP and Future HCT IP, express or implied, beyond those expressly made in Section 6, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the HCT Transferred IP and Future HCT IP and, except for the express representations and warranties of HCT contained in Section 6, OpNext Japan takes the HCT Transferred IP and Future HCT IP on an “as is” and “where is” basis.
     (c) Covenant Not to Sue. OpNext Japan herewith covenants not to sue HCT and its Wholly-Owned Subsidiaries for infringement of any Intellectual Property related to the Business, throughout the world. OpNext Japan also covenants not to sue sublicensees of HCT authorized pursuant to the terms of Sections 2(a) and 5(b) or customers of HCT for infringement of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of HCT shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by HCT to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by HCT, to the extent such portions are not covered by OpNext Japan IP or Assigned IP.
Section 10.    Mutual Covenants. HCT and OpNext Japan covenant and agree as follows:
     (a) Press Releases. Each party agrees to consult with the other as to the general nature of any news releases or public statements with respect to the transactions contemplated by this HCT IP License Agreement, and use Commercially Reasonable Efforts not to issue any news releases or public statements inconsistent with results of such consultations. Subject to applicable laws or the rules of any applicable securities exchange, each party shall use Commercially Reasonable Efforts to enable the other party to review and comment on all such news releases prior to the release thereof.
     (b) Commercially Reasonable Efforts. Subject to the terms of this HCT IP License Agreement, each party will use its Commercially Reasonable Efforts to satisfy all of the conditions set forth in this HCT IP License Agreement.
     (c) Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the confidentiality obligations in Sections 7(b) and 9(a) and that the non-breaching party shall be entitled to obtain equitable or other remedies with respect to any such breach, including injunctive relief.
Section 11.    Termination and Survival.
     (a) Status of HCT. Notwithstanding anything else in this Agreement (including, without limitation, the termination provisions set forth in Section 11(b) below), if at any time HCT ceases to be a Subsidiary of Hitachi, all the obligations set forth in this Agreement and the Jointly Developed IP License Agreement shall terminate at such time but only with respect to Assigned IP, Future HCT IP, OpNext Japan IP and Jointly Developed IP; provided, however, that: (i) the obligations set forth in Sections 7(b), 9(a), 10, 11, 12, 17, 20, 27, and 28 of this HCT IP License Agreement as they relate to Assigned IP, Future HCT IP and OpNext Japan IP, and Sections 6, 13-17, 20-22 of the Jointly Developed IP License Agreement as they relate to Jointly Developed IP shall survive such termination; and (ii) all of the obligations of this HCT IP License Agreement with respect to HCT Transferred IP, except for Sections 2, 4, 5, 7(a) (as Section 7(a) relates to Future HCT IP), 9(c) and 13 of this HCT IP License Agreement, shall survive such termination; and further provided, that the parties shall discuss in good faith entering into new agreements regarding the same subject matter on commercially reasonable terms.
     (b) Termination for Breach or Expiration. To the extent the terms of this HCT IP License Agreement provide for rights, interest, duties, claims, undertakings and obligations subsequent to the termination (other than a termination pursuant to Section 11(a)) or expiration of this HCT IP License Agreement, such terms of this HCT IP License Agreement shall survive such termination or expiration, including but not limited to the terms of Sections 1, 2 (to the extent the provision allows for post-termination or post-expiration license), 3 (to the extent the provision allows for post-termination or post-expiration license), 4 (to the extent the provision allows for post-termination or post-expiration license), 5 (to the extent the provision allows for post-termination or post-expiration license), 6 (subject to the survival period to July 31, 2003), 7(b), 8 (subject to the survival period to July 31, 2003), 9(a), 10-12, 14-17, and 19-28.
Section 12.    Dispute Resolution. In the event of any dispute under this HCT IP License Agreement, as a condition precedent to either party seeking arbitration (except for actions seeking injunctive relief), the parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall first involve the individuals designated by the parties as having general responsibility for the HCT IP License Agreement. If such negotiations do not result within thirty (30) days from written notice of either party indicating that a dispute exists (a “Dispute Notice”) in a resolution of the dispute, OpNext Japan shall nominate one (1) corporate officer of the rank of vice president or higher and HCT shall nominate one (1) corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute. In the event such nominated individuals are unable to resolve the dispute within forty-five (45) days of receipt by either party of a Dispute Notice, a party shall refer the matter to arbitration (except for actions seeking injunctive relief) pursuant to the arbitration procedures set forth in Exhibit C to this HCT IP License Agreement. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C hereto.
Section 13.    Non-Compete.
     (a) HCT As Wholly-Owned Subsidiary of Hitachi. During the period beginning on the Spin-Off Date and ending at the earlier of: (i) one year after the date of an Initial Public Offering of OpNext; (ii) such time as Hitachi and its Permitted Transferees (as defined in the Stockholders’ Agreement) no longer hold at least a majority of the Voting Securities (as defined in the Stockholders’ Agreement) of OpNext; (iii) termination of this IP License Agreement pursuant to Section 11(a) (the “Non-Competition Period”), HCT, for so long as HCT is a Wholly-Owned Subsidiary of Hitachi, shall not, and shall cause its Wholly-Owned Subsidiaries to not participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling the following fiber optical products, in each case which are dedicated to use in or intended to be used in telecommunications applications (the “Restricted Products”): transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides, including licensing its Intellectual Property related to Restricted Products to third-parties except (a) as part of a global cross-license or (b) any other form of agreement so long as such agreement does not adversely affect the ongoing business of OpNext, other than on behalf of OpNext and its subsidiaries as a sales agent or distributor.
     (b) HCT As Subsidiary of Hitachi. During the Non-Competition Period, HCT, for so long as HCT is a Subsidiary of Hitachi but not a Wholly-Owned Subsidiary of Hitachi, shall not, and shall cause its Wholly-Owned Subsidiaries to not, participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling Restricted Products.
     (c) Exceptions. Nothwithstanding anything in Section 13(a) and 13(b) to the contrary,
          (i) HCT and its Affiliates shall be permitted to design, develop, manufacture (or have manufactured), market, distribute and sell any Restricted Products that HCT or its Wholly-Owned Subsidiaries were designing, developing, manufacturing (or having manufactured), marketing, distributing or selling on January 1, 2001;
          (ii) The provisions of this Section 13 shall not restrict in any manner the activities of (1) any present or future joint ventures to which HCT or any of its Wholly-Owned Subsidiaries is or may be a party or (2) any future entities which may issue or have publicly traded securities outstanding and which are not HCT Subsidiaries; and
          (iii) HCT and its Wholly-Owned Subsidiaries may hereafter purchase, or otherwise become affiliated with or participate in, any entity engaged in the design, development, manufacturing (or having manufactured), marketing, distributing and selling of any Restricted Products unless the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than either (i) fifteen percent (15%) of the total gross revenues of such enterprise; or (ii) $100 million (and HCT and its Wholly-Owned Subsidiaries may hereafter acquire a controlling interest in any entity that is engaged in such activities, even if the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than fifteen percent (15%) of the entity’s total gross revenues and/or $100 million, so long as HCT and its Wholly-Owned Subsidiaries shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of its interest in such enterprise relating to such activities such that the gross revenues test set forth above would not be exceeded after giving effect to such divestiture).
     (d) Enforceability. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 13. HCT acknowledges that the provisions of this Section 13 are reasonable and necessary to protect and preserve the business of OpNext Japan and that OpNext Japan would be irreparably damaged if HCT were to breach the covenants set forth in this Section 13. It is the intention of the parties that the provisions of this Section 13 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 13 shall not render unenforceable, or impair, the remainder of the provisions of this Section 13. Accordingly, if any provision of this Section 13 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
     (e) Injunctive Relief. The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 13 would be inadequate, and HCT hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.
     (f) No Restriction. The parties acknowledge that nothing in this Section 13 is intended to restrict HCT or any of its Affiliates from continuing or seeking to do business with any Person who is a customer or supplier of OpNext Japan, subject to compliance with the noncompetition provisions of this Section 13.
Section 14.    Assignment. Except as set forth below, this HCT IP License Agreement and any rights and obligations hereunder shall not be assignable or transferable by OpNext Japan or HCT (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of OpNext Japan or HCT) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect.
Section 15.    Third-Party Beneficiaries. OpNext Japan and HCT acknowledge and agree that this HCT IP License Agreement is intended not only for the benefit of themselves, their Subsidiaries and for purposes of Section 3(c)(ii), 4(c)(ii) and 7(b)(iii) their Minority-Owned Affiliates but also for the benefit of OpNext and OpNext’s Subsidiaries and Minority-Owned Affiliates.
Section 16.    Survival of Representations and Warranties. The representations and warranties contained in this HCT IP License Agreement and in any other document delivered in connection herewith shall terminate at the close of business on July 31, 2003.
Section 17.    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this HCT IP License Agreement, all costs and expenses incurred in connection with this HCT IP License Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
Section 18.    Export Control. Each party shall comply or have its Subsidiaries or Affiliates comply with any applicable export laws and regulations and obtain any and all export licenses and/or governmental approvals, if necessary. In the event a licensee (under Sections 2, 3, 4 and 5 above) is unable to obtain any required export license or other governmental approval, and as a result the licensor (under Sections 2, 3, 4 and 5 above) suffers or will suffer irreparable harm as a result of the licensee’s failure, the parties acknowledge and agree that money damages would be inadequate and that the licensor shall be entitled to obtain injunctive or other similar equitable remedies with respect to any such breach.
Section 19.    Amendment and Waiver. No amendment of any provision of this HCT IP License Agreement shall be valid unless the same shall be in writing and signed by OpNext Japan and HCT. The failure of any party to enforce any of the provisions of this HCT IP License Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this HCT IP License Agreement in accordance with its terms.
Section 20.  Notices. Any notice provided for in this HCT IP License Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, seven (7) days after deposit in the U.S. mail or Japanese mail and three (3) days after deposit with a reputable overnight courier service. The addresses for OpNext Japan and HCT are:
If to OpNext Japan:
OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Harry L. Bosco
with a copy, which will not constitute notice to OpNext Japan, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention:   Richard L. Bernacchi, Esq.
                     Ian C. Wiener, Esq.
If to HCT:
Hitachi Communication Technologies, Ltd.
216 Totsuka-cho, Totsuka-ku,
Yokohama-shi
244-8567, Japan
Attention:   Yoshihiko Miyano
                     Corporate Officer
                     President, Carrier Network Systems Division
with a copy, which will not constitute notice to HCT, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention:   William A. Streff, Jr., Esq.

If to Hitachi:
Kazuo Furukawa
Administrative Officer
Chief Operating Officer,
Information & Telecommunication Systems
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
with a copy, which will not constitute notice to Hitachi to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention:   William A. Streff, Jr., Esq.
Section 21.    Interpretation. The headings and captions contained in this HCT IP License Agreement, in any Exhibit or Schedule hereto and in the table of contents to this HCT IP License Agreement are for reference purposes only and do not constitute a part of this HCT IP License Agreement. The use of the word “including” herein shall mean “including without limitation.”
Section 22.    Counterparts. This HCT IP License Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 23.    Entire Agreement. Except as otherwise expressly set forth herein, this HCT IP License Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 24.    Schedules or Exhibits. The disclosures set forth in any of the Schedules or Exhibits attached hereto that related to any exception to a particular representation and warranty made hereunder shall be taken to relate to each other Schedule or Exhibit setting forth an exception to a representation and warranty made hereunder to the extent it is reasonable to expect that such disclosure relates to such other representation and warranty. The inclusion of information in the Schedules or Exhibits hereto shall not be construed as an admission that such information is material to the HCT Transferred IP, the Business or HCT. In addition, matters reflected in the Schedules or Exhibits are not necessarily limited to matters required by this HCT IP License Agreement to be reflected in such Schedules or Exhibits. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
Section 25.    No Strict Construction. Notwithstanding the fact that this HCT IP License Agreement has been drafted or prepared by one of the parties, HCT and OpNext confirm that they and their respective counsel have reviewed, negotiated and adopted this HCT IP License Agreement as the joint agreement and understanding of the parties, and the language used in this HCT IP License Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent and no rule of construction shall be applied against any Person.
Section 26.    Severability. Whenever possible, each provision of this HCT IP License Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this HCT IP License Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this HCT IP License Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this HCT IP License Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 27.    Governing Law. This HCT IP License Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of Japan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Japan. Regardless of the law applied, because this contract is in English, the terms and conditions of this contract will be interpreted in accordance with the meaning of the words in American colloquial English.
Section 28.    Submission to Jurisdiction; Waivers. With respect to disputes not required to be submitted to arbitration hereunder (including actions seeking injunctive relief), each party to this HCT IP License Agreement (including any third-party beneficiaries to this HCT IP License Agreement) hereby irrevocably and unconditionally:
          (i) submits for itself and its property in any legal action or proceeding relating to this HCT IP License Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Japan situated in Tokyo, Japan;
          (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by the laws of Japan; and
          (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 29.    Delivery by Facsimile. This HCT IP License Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.
Section 30.    Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this HCT IP License Agreement as if set forth in full herein.
Section 31.    Recordation. This HCT IP License Agreement effects a license of rights in certain Intellectual Property and may be recorded in appropriate recordal repositories to evidence such license of rights.
Section 32.    Third Parties. Unless otherwise expressly provided, no provisions of this HCT IP License Agreement are intended or shall be construed to confer upon or give to any Person or entity other than the parties hereto, any rights, remedies or other benefits hereunder nor to constitute a waiver or release of any claims or other rights against any Person or entity.

SIGNATURE PAGE TO IP LICENSE AGREEMENT
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

OPNEXT JAPAN, INC.
By:	/s/ Tadayuki Kanno
Tadayuki Kanno President

HITACHI COMMUNICATION TECHNOLOGIES, LTD.
By:	/s/ Yoshihiko Miyano
Yoshihiko Miyano
Corporate Officer President Carrier Network Systems Division

EXHIBIT A
ASSIGNED IP

Patent (Registrated)	No. of Items 24	01.4.3

	No. Of	Date of	No. of	Date of	No. of	Date of	No. of	Date of
	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Name	Abstract	Country	☐ ☐ ☐

1	PH03-173304	19910619	PH04-370770	19921224			P2922024	19990430	Peak value detection circuit	Objective: To reduce the error that may occur due to temperature variation in the peak value detection circuit used for an AGC amplifier circuit, etc.		G01R 1904
2	PH02-276252	19901017	PH04-152307	19920526			P2786325	19960529	Optical semiconductor module	Objective: To avoid optical axis misalignment by soldering a holder to the sleeve end face and a ceramic ferrule to the holder using high-frequency induction heating with the optical fiber aligned to the optically coupling location.		G02B 642
3	PH04-130423	19920522	PH05-323159	19931207			P2967003	19990813	Optical semiconductor module and its manufacturing method	Objective: To facilitate optical axis alignment between an optical element array and lens array and to extend the life of an optical semiconductor module that couples the optical element array and optical fiber array via the lens array when hermetically sealing the module into a package.		G02B 642
4	PH04-238459	19920907	PH06-082660	19940325			P2892889	19990226	Optical semiconductor module	Objective: To maintain the life of an IC consisting of light-emitting/recei ving elements and circuits driving light-emitting/recei ving elements and to avoid corrosion of them.		G02B 642
5	PH05-151691	19930623	PH07-013047	19950117			P2945246	19990625	Optical element module	Objective: To provide an assembly structure that easily aligns the optical axis of the lens with respect to the optical axis of the semiconductor element in an optical element module.	EP GB OE	G02B 642
6	PH01-117462	19890512	PH02-297511	19901210			P2941303	19990618	Optical front end device	Objective: To reduce axis misalignment by connecting the leader of electric signal from a front end element to the output pin on the optical parts holder via wiring of the printed circuit board and connecting the front end element with the printed circuit board by flip chip bonding.		G02B 642
7	PH03-180440	19910626	PH05-007011	19930114			P2825999	19980911	Light-receiving element mounting carrier	Objective: To ensure the high-speed, broadband response characteristics without degrading the operability when assembling a light-receiving element module.		H01L 3102
8	PH02-084834	19900402	PH03-285369	19911216			P2641592	19970502	Light-receiving circuit	Objective: To obtain a good S/N ratio and improve the light- receiving sensitivity by always detecting the pre-amplifier output amplitude and providing negative feedback control of cathode voltage to be applied to APD so that the amplitude should not exceed a predetermined value and by detecting the output amplitude of a gain-variable amplifier and providing negative feedback control of the gain so that the amplitude can always be predetermined value.		H01L 3110
9	PH04-135342	19920527	PH05-335617	19931217			P2986613	19991001	Optical transmission module	Objective: To provide a low-noise, compact, optical transmission device.	DE US	H01L 3112
10	PS60-278942	19851213	PS62-139375	19870623	PH06-105819	19941221	P1972035	19950927	Semiconductor laser module	Objective: To avoid variation in the degree of coupling or possibility of a wire break due to thermal stress of optical fibers and to stabilize the module operation, by hermetically sealing a semiconductor laser and monitor diode and using an electronic cooling element to control the temperature of the semiconductor laser module itself coupled with an optical fiber.		H01S 318

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	No. Of	Date of	No. of	Date of	No. of	Date of	No. of	Date of
	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Name	Abstract	Country	☐ ☐ ☐

11	PS62-165305	19870703	PH01-010685	19890113	PH07-003907	19950118	P1979362	19951017	Dual in-line package type semiconductor laser module	Objective: To facilitate high-frequency signal input and enable high-speed operation in Giga-bit order bands with good mountabiilty to the printed circuit board, by connecting the hermetic terminal connected with the semiconductor laser to the co-axial type high-frequency connector secured to the dual in-line type package.	CA DE US	H01S 318
12	PS62-318801	19871218	PH01-199483	19890810	PH08-017260	19960221	P2107227	19961106	Semiconductor laser module with built-in driving circuit	Objective: To enable high-speed modulation in Giga-bit order bands, reduce the variation in characteristics, and prevent the heat generated by a driving IC from affecting the semiconductor laser, by specifying the size of the connecting electrode lead between the stem mounted with the semiconductor laser and the board mounting the driving IC.	US	H01S 318
13	PS63-058287	19880314	PH01-232785	19890918			P2574858	19961024	Semiconductor laser with optical isolator	Objective: To assure the reliability of the optical isolator itself and a semiconductor laser with the optical isolator by hermetically sealing the optical isolator in dry air to dehumidify.		H01S 318
14	PH02-102998	19900420	PH04-003484	19920108			P2628774	19970418	Semiconductor laser module with built-in optical isolator	Objective: To largely reduce the return of reflected light to the semiconductor laser even if the mechanical core axis of the optical isolator is parallel with the optical axis of the semiconductor laser, by using an optical glass plate having a cuneal-form section on the light-incident side of the optical isolator.	GS US	H01S 318
15	PH09-226236	19881003	PH10-070339	19980310			P2911856	19990409	Semiconductor laser device	Issue: A semiconductor laser device having a wide range of variable wavelengths must be provided.		H01S 318
16	PS62-243734	19870930	PH01-089619	19890404			P2650921	19970516	Phase-locked oscillator	Objective: To suppress the accumulation of output phase variation, by providing a way of measuring the time at which the variation of central frequency of the phase-locked oscillator becomes an integral multiple of the output frequency control resolution and a way of detecting control values with which the output frequency becomes lower or higher than the input reference clock frequency.		H03L 708
17	PS61-178660	19860731	PS63-036613	19880217	PH08-024259	19960308	P2120115	19970128	Phasing device	Objective: To provide a suitable way of maintaining the frequency for PLL monolithic integration, by providing a trimming measure to tune the frequency generated by the variable frequency oscillator to a predetermined frequency when the reference input is lost.		H03L 714
18	PS58-141040	19830803	PS60-032457	19850219	PH05-060287	19930902	P1854764	19940707	Timing extraction circuit	Objective: To stabilize the circuit operation, by configuring the input signal DC level supplier and reference voltage generator of the loop-back signal generator into the same circuit to suppress a difference between the direct current levels of the positive-phase and reverse-phase signals to a level less than several m-Volts.		H04L 702
19	PS61-234583	19861003	PS63-090180	19880421			P2656476	19970530	Semiconductor device
20	PS61-192885	19860820	PS63-049708	19880302			P2531634	19960627	Optical wavelength multiplexer/branching filter
21	PH02-090321	19900406	PH03-289181	19911219			P2941349	19990618	Superlattice APO		US

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	No. Of	Date of	No. of	Date of	No. of	Date of	No. of	Date of
	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Name	Abstract	Country	☐ ☐ ☐

22	PH03-072786	19910405	PH04-308908	19921030			P3099398	20000818	Constant-current circuit	Objective: To provide a constant current that is not susceptible to manufacturing variations in the threshold voltage of MOS transistors.		G05F 324
23	PH04-239704	19920908	PH06-090121	19940329			P3046152	20000317	Amplifier	Objective: To improve the characteristics of the amplifier, such as bandwidth and input conversion noise. by increasing the open- loop gain of the amplifier.		H03F 308
24	PH04-227164	19920826	PH06-075137	19940318			P3091327	20000721	Optical transmission module

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No. of Items 64

No. of	Date of	No. of	Date of	No. of	Date of	Date of
Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

H10-239359	19980911						Hitachi	Peak value detection device	Issue: A peak value detection circuit must be provided which can separately control the time needed to detect a peak value and the period of time during which the peak value can be held without the need to change any transistor or circuit form.		G01R 1904
H09-197158	19970731						Hitachi	Optical semiconductor module	Issue: An optical semiconductor module must be provided which uses the parallel transmission method with enhanced reliability.		G02B 624
H09-230165	19970905						Hitachi	Half-duplex optical communication device and optical transmission module	Issue: As for the coupling section between an optical element and optical fiber, half-duplex optical transmission must be achieved with a single optical fiber.		G02B 628
H06-214140	19940805			(allowed)		19981012	Hitachi	Parallel optical module	Objective: To prevent performance degradation of optical element arrays mounted in a package and provide a parallel optical module suitable to a compact configuration.		G02B 642
H07-218772	19950818					19990810	Hitachi	Semiconductor optical module	Objective: To facilitate to couple single-mode optical fibers or plane optical waveguides and ease the accuracy of components so that a cheaper semiconductor optical module can be provided.		G02R 642
H07-225326	19950822					19990810	Hitachi	Semiconductor laser module with thermionic cooling element	Objective: To prevent cavity resonance between the stem and metallic holder and remove a resonance dip of small-signal frequency characteristics for achieving broadband without degrading the cooling capability that is a trade-off for high-frequency characteristics.		G02B 642
H07-168060	19950704					19980709	Hitachi	Mounting structure of optical transmission module	Objective: To provide a mounting structure for a highly-reliable and easily-mountable compact optical transmission module.		G02B 642
H08-122585	19960517					19990920	Hitachi	Optical element module	Objective: To provide an optical element module which assuredly and steadily secures the fixing between the stem and a thermionic cooling element and between the thermionic cooling element and the case so that it can provide stable light-coupling for use over an extended period.		G02B 642
H08-179170	19960712					19990920	Hitachi	Semiconductor laser module with thermionic cooling element	Structure: Optical isolator with focusing lens is fixed on the radiating fin.		G02B 642
H09-033764	19970207						Hitachi	Optical transmission module	Objective: To provide a highly-reliable parallel optical transmission module which provides less variation among channels and high operability.		G02B 642
H08-190037	19960723						Hitachi	Self-centering assembly method	Structure: The light axes of an optical element array and lens array are matched by detecting a light emitted from laser light source 13 matching the light axis of objective lens 1 of the image processing device and a light reflected to lens array 10 and improving the vertical accuracy of the objective lens light axis and lens array plane of the image processing device.		G02B 700
H11-052310	19990226						Hitachi	Bias voltage control circuit accommodating mark ratio variation	This circuit is useful for Mach-Zeendar optical modulator.		G02F 101
H08-220493	19960830						Hitachi	Etch back method	Objective: To provide the etch back method which can maintain thicker insulation resin coating under the electrode pad to reduce static electricity of elements.		G02F 101
H08-123567	19960517					19990910	Hitachi	Constant-voltage supply circuit	Objective: To obtain a stable output voltage by making the current to a transistor, which determines the output voltage, become less dependent on the variation of power supply voltage and thus making the output voltage become less dependent on the power supply voltage.	US	G05F 330
H07-210272	19950811						Hitachi	Power reset circuit	Objective: To solve the inconvenience to the data transmission device that an invalid output may occur as the power supply voltage goes up or down when powering on or restoring from a short break of the power supply voltage.		G06F 124
H11-068018	19990309						Hitachi	Mounting method of IC packages, printed circuit boards, printed circuit boards with IC packages, information processing devices, and ICs.	Issue: Soldering cracks of the lead connecting section that may occur due to thermal stress between an IC package and lead and degradation that may occur due to heat fatigue must be avoided without damaging the high-frequency characteristics and radiation.		H01L 2350

No. of	Date of	No. of	Date of	No. of	Date of	Date of
Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

H07-106607	19950421					19990329	Hitachi	Light-receiving module	Objective: To reduce the number of parts and working processes to shorten the time needed for assembling by providing wiring patterns on packages without using sub-mounts so that a cheaper light-receiving module can be provided.		H01L 3102
H11-168225	19990622						Hitachi	Semiconductor light-emitting/receiving element, and devices using it.	Issue: In the bar coating process for a semiconductor end-face type emitting/receiving element, the small-area soldering on the bar surface must be protected from being damaged by a common tool and height variations must be		H01L 310232
H10-209538	19980807						Hitachi	Optical transmission circuit	Issue: An optical transmission circuit must be implemented using a simple circuit, which generates a driving current that can absorb an extensive range of LD individual deviation and provides a stable light output against temperature variation and distortionless waveshape.		H01S 3096
H11-126940	19990511						Hitachi	Optical wavelength stabilization controller	Issue: An optical wavelength stabilization controller must be provided, which enables a highly accurate and highly stable optical output wavelength for an extended period of time in any case regardless of the ambient conditions.	US EP GB DE FR IT	H01S 3133
H06-232505	19940819					19981020	Hitachi	Stem for optical element array	Objective: To provide a stem for an optical element array that can mount multiple light-emitting/receiving elements and also has general versatility for shipping, storing, evaluating, and module mounting and can be reused after the optical element is removed from it.		H01S 318
H09-232679	19970905						Hitachi	Semiconductor laser module and optical transmission system	Issue: As to a semiconductor laser module for optical communication, a semiconductor laser module with a thermionic cooling element must be provided which reduces the heat response delay time of the thermistor and enables high-accuracy temperature control when controlling the driving current for the thermionic cooling element.		H01S 318
H10-326933	19981208						Hitachi	High-frequency signal conductor for mounting semiconductor laser module	Issue: A high-frequency signal conductor for mounting a semiconductor laser module must be provided which can convey high-frequency signals with less loss.		H01S 318
H11-163462	19990618						Hitachi	Optical wavelength stabilization controller, optical transmission device, optical wavelength division multiplexer	Issue: An optical wavelength stabilization controller must be provided which can compensate the wavelength drift due to an increased or decreased LD driving current for an extended period of time to stabilize the wavelength at a high accuracy.	US EP GB DE FR IT	H0IS 318
H07-221388	19950618						Hitachi	Semiconductor laser device	Objective: To form a good reflection surface at an angle of 45 degrees from the board surface irrespective of the kind of the semiconductor crystals and provide a surface-emitting laser using the reflection surface.		H0IS 318
H07-335969	19951222						Hitachi	Semiconductor laser element and element and semiconductor laser array element	To lower the thresholds and improve the efficiency of semiconductor laser element and semiconductor laser array element by using photon recycling effect or increasing resistance in the current		H01S 318
H09-232682	19970905						Hitachi	Manufacturing method of semiconductor optical element	Issue: The mesa stripe mask and semiconductor layer must be improved and the mesa stripe mask must be protected from coming off due to embedded growth in the process of forming the current narrowing layer.		H01S 318
H10-209561	19980807						Hitachi	Semiconductor laser device	Issue: A low-threshold embedded hetero laser with a reduced leak current must be provided.		H01S 318
H10-209583	19980807						Hitachi	Semiconductor laser	Issue: The capacity of a semiconductor laser must be reduced by using a comparatively easy manufacturing method.		H01S 318
H10-242574	19980911						Hitachi	Semiconductor optical element	Issue: Element isolation defects must be reduced, such as lack of semiconductor elements due to a marking that is the reference for adjustment of element isolation or cracking in a slanting direction.		H01S 318
H10-242561	19980911						Hitachi	Semiconductor laser and its manufacturing method	Issue: Stable oscillation in a single transverse mode with high optical output, high level of optical destructivity, high reliability, and highly-effective coupling with optical fibers must be implemented at the same time using a ridge waveguide type semiconductor.		H01S 318

No. of	Date of	No. of	Date of	No. of	Date of	Date of
Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

H10-275957	19981013						Hitachi	Optical semiconductor chip carrier	Objective: To obtain an easily mountable optical semiconductor chip carrier with improved high-frequency characteristics. Solution: Optical semiconductor chip carrier 60 consists of inductive motherboard 25 and dielectric board 41.		H01S 318
H11-040876	19990212						Hitachi	Semiconductor laser array and semiconductor laser array module	Issue: The manufacturing process yields for the semiconductor laser array must be enhanced. Solution: The number of semiconductor lasers should be twice the number of channels required by the parallel optical transmission system. The clearance between semiconductor lasers should be half the clearance between fibers in a single-mode fiber array.		H01S 318
H11-251682	19990917						Hitachi	Semiconductor optical element	Issue: Deterioration in the characteristics of the optical elements of semiconductors caused by the cleavage process must be reduced. Also, the cleavage process yields for the elements must be improved dramatically.		H01S 318
H11-191654	19990713						Hitachi	Semiconductor laser array and its manufacturing method	Issue: The semiconductor laser array must have the element capacity reduced without the element resistance being increased. Issue: The stress that occurs in the soldering parts between		H01S 318
H11-097960	19990409						Hitachi	Automatic gain controller	Issue: An automatic gain controller that has a simple circuit structure and provides stable operation must be provided.		H03G 330
H11-027210	19990129						Hitachi	Optical output loss detection circuit	Issue: During optical transmission of burst signals, loss of optical output signals must be detected as soon as optical output from the light emitting element of the optical transmitter deteriorates.		H04B 1008
H07-131424	19950519					19981119	Hitachi	Automatic optical-output controller	Objective: To provide a circuit that performs the following in the burst-signal transmission mode: feed current to the current source of the light-emitting element driving circuit only during the transmission period for burst-signal input and maintain the required amount of optical output		H04B 1028
H07-107048	19950421					19980904	Hitachi	Single-element type receiving circuit	Objective: To reduce the current from the preamplifier to the transmission driving circuit to prevent deterioration of optical output and amplification of sent signals, with regard to the single-element type of receiving circuit, which uses light-emitting elements as light-receiving elements.		H04B 1028
H09-008739	19970110					19991025	Hitachi	Burst light-receiving circuit	Objective: To accurately regenerate optical burst pulses by setting the optimum threshold voltage, independent of the variation in the light-receiving level or the change of the input signal pattern. Structure:		H04B 1028
									Adder 1 adds input signals and the reference potential, and inputs the results to comparator 6.
H10-224308	19980821						Hitachi	Optical transmission module	Issue: A printed circuit board must be placed in the center of the lead terminals of the optical/electrical conversion element and electrical/optical conversion element and must allow connection on both sides of the board so that the lead terminals can easily be formed. Also, the lead terminals must be shortened to reduce leakage of noise from one lead terminal to another.		H04B 1028
H10-242919	19980911						Hitachi	Optical transmission system	Issue: An optimization method for the crosspoint of waveforms sent from the optical transmitter must be provided so that both the minimum receiving sensitivity in the non-transmission mode and the minimum receiving sensitivity after transmission are simultaneously optimized for a given transmission line.		H04B 1028
H10-303826	19981113						Hitachi	Transmission characteristic evaluation method, optical modulator, optical transmitter and optical transmission system	Issue: A method to design an optical transmission system must be provided, taking into account the relationship between the extinction characteristics and transmission characteristics of the EA modulator.		H04B 1028
H09-233133	19970905						Hitachi	Input-signal loss detection circuit	Issue: A quick response for output of input-signal loss must be implemented regardless of the reference voltage of the comparator. Solution: Resistor R1 for determining the time constant for the clamping circuit should be connected in parallel with clamping capacitor Cl to set the time constant to a value less than the time constant for the peak value circuit.		H04L 2502
H11-004265	19990106						Hitachi	Amplifier, discriminator, optical receiver and burst optical transmission system	Issue: A conventional discriminator has a problem that its output operation range is half as small as the linear operation range of a differential amplifier.		H04L 2506

No. of	Date of	No. of	Date of	No. of	Date of	Date of
Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

H10-041678	19980213						Hitachi	Optical receiver	Issue: A high-speed receiver must suppress incidence of external noise and demodulation signals into the small-signal amplifier. Also, the receiver must prevent deterioration in the receiving characteristics by more effectively dissipating heat generated by the circuits.		H05K 900
H11-109176	19990423						Hitachi	Device and method for assembling optical transmission module
H07-226531	19950822						Hitachi	Light-receiving element manufacturing method
H07-226415	19950822						Hitachi	Electrode and pad forming Method
H08-186083	19960716						Hitachi	Metallic film deposition method

Patent (Applied)	No. of Items 40

	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
	Application	Application	Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

1	PH11-164814	19990611								Hitachi	Board and method for fixing optical fiber	Issue: A reliable method that allows optical fiber to be precisely fixed and strongly bonded to the predetermined notch of the board without a holding plate must be provided.		G02B 642
2	PH11-169314	19990618								Hitachi	Optical transmission module	Issue: The invented optical link must use a shielded case to prevent radiation noise and external noise, must use existing lead pins to have shielded wiring, and must not deteriorate the efficiency of coupling between the optical liter and light-emitting/recei ving elements.		G02B 642
3	PH11-355463	19991215								Hitachi	Element for bidirectional optical communication module and its inspection method	Issue: An element for a bidirectional optical communication module that allows earlier detection of failure during assembly must be provided as well as an inspection method for the element		G02F 1035
4	PH11-189945	19990705								Hitachi	Semiconductor optical transmission module	Issue: A low-cost semiconductor optical transmission module that provides high optical-coupling efficiency for plane-surface mounting {which allows optical components to he mounted on the same board} must be provided. In addition, the module must have the influence of reflected light reduced.		G06B 642
5	PH11-339302	19991130								Hitachi	Backside-input type photodetector and optical receiver module using it	Objective: To focus the input optical beam into the photodetecto		H01L 2714
6	PH11-104889	19990413								Hitachi	Radiating-fin embedded, surface-mounted optical element module and optical transmission module using it	Objective: To aboid thermal connection between the circuit board and laser diode module		H01L 3112
7	PH11-106203	19990414								Hitachi	Optical transmitter and optical communication system	Issue: A high-speed optical transmitter most be provided to suppress the charge/discharge time for non-emitted charge accumulated in the junction capacitance of light-emitting elements.		H01L 3300
8	PH11-106205	19990414								Hitachi	Bias current superposing circuit for light-emitting elements	Issue: On the high-temperature side, more bias current must be superposed to suppress light-emission delay. On the low-temperature side, bias current must be as low as possible for a sufficiently low light-emitting level during “Low” level		H01L 3300
9	PH11-199761	19990714								Hitachi	Optical semiconductor element, its manufacturing method, and optical transmission module	Issue: Among the layers constituting a hetero-crystal, the layers whose etching speed is low become convex on the mesa side, and the layers whose etching speed is high become concave. This causes the electrode film, protection film, etc. to be easily damaged on the mesa side.		H01L 3300
10	PH10-250709	19980904								Hitachi	Optical transmission socket module and electrically connecting method	Issue: An optical transmission socket module that can easily be attached and prevents waveform deterioration must be provided.		H01S 300
11	PH11-319034	19991110								Hitachi	High-frequency optical semiconductor mounted board.	Issue: A high-frequency semiconductor-mounte d board must be provided to suppress the return loss of high-frequency signals.		H01S 318
12	PH10-220100	19980804								Hitachi	Preamplifier	Issue: A good preamplifier that can operate even in low supply voltage without lowering the band most be provided. Solution: A preamplifier must use a structure where current source l1 is connected between the collector of transistor O2 and the power supply.		H03F 308
13	PH10-302125	19981023								Hitachi	Optical receiver, phase-locked loop circuit, voltage- controlled oscillator and frequency-response variable amplifier	Issue: The setting ranges for the oscillation frequency and frequency modulation sensitivity of the ring-type voltage-controlled oscillator (VCO) of the phase-locked loop (PLL) circuit must be widened.	US EP GB DE FR	H03K 303

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	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
	Application	Application	Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

14	PH10-286291	19981008								Hitachi	Inverter circuit	Issue: An inverter circuit that suppresses feedthrough current must be provided to reduce power consumption and power noise as well as speeding up transmission.		H03K 1908
15	PH10-153584	19980518								Hitachi	Optical transmitter and optical transmission system	Issue: An optical transmitter and optical transmission system that are excellent in transmission characteristics must be provided by a simple means. Solution: Block 31 should obtain the extinction ratio (ER: V) of the EA modulator, and block 32 should obtain the a parameter for applied voltage V. Block 33 regulates the conditions for driving the EA modulator.		H04B 300
16	PH10-299313	19981021								Hitachi	Semiconductor laser and semiconductor laser module	Issue: For the conventional optical-output control method that controls current for driving semiconductor laser, it was very difficult to maintain stable optical output and keep oscillation wavelength and its operation stable.		H04B 1004
17	PH11-061168	19990309								Hitachi	Optical transmitter and optical transmission system	Issue: Malfunctions due to the pattern dependency or noise of the optical output deterioration alarm applicable to burst transmission must be corrected. Solution: Input signal 101 should be input to light-emitting element driving circuit 102. The light-emitting element driving circuit should then drive light-emitting element 103 to output optical signal 104.		H04B 1008
18	PH10-198370	19980714								Hitachi	Bidirectional optical transmission module	Issue: The container of light-emitting/recei ving elements, the connector for the light-emitting/recei ving elements and hybrid IC board, and the mechanism for fixing the upper and lower cases must be simplified to reduce the number of worker-hours for assembly and the number of components for to improve economy.		H04B 1024
19	PH10-236791	19980824								Hitachi	Optical transmitter	Issue: The temperature dependence during the transition time (rise/fall time) of optical signals must be suppressed to provide an optical transmitter that keeps the transition time stable in a wide temperature range.	CN DE FR GB IT US	H04B 1028
20	PH11-358531	19991217								Hitachi	Phase-frequency synchronous circuit and light-receiving circuit	Issue: Since the phase-frequency synchronous circuit cannot select the loop filter constant corresponding to the asynchronous status, it takes a long time to change from the asynchronous to the synchronous status.		H04L 7033
21	PH10-242868	19980828								Hitachi	Light-receiving circuit	Issue: A light receiving circuit that automatically switches to the mode for low current conduction must be provided. Solution: The light-receiving circuit must have a circuit that determines whether there is optical input, so that power supply to the light-receiving circuit can automatically switch over.		H04L 10158
22	PH10-314302	19981105								Hitachi	Light-receiving circuit and optical transmission system using it	Issue: A simple light-receiving circuit that supports a wide range of optical input levels and generates less wavelength distortion must be implemented. Solution: The above issue must be solved by adding a differentiating circuit, amplifier and adder to shorten the rise and fall times of signal waveforms.		H04L 2503
23	PH10-351334	19981210								Hitachi	Light-receiving circuit and optical module using ___	Issue: A light-receiving circuit must be provided that does not cause duty deterioration during reception of burst data. Also an optical module that uses the circuit must be provided.	US	H04L 2506
24	PH11-336981	19991129						.		Hitachi	Module and method for mounting its electronic components	Issue: A module must have its electronic components such as an optical semiconductor element precisely mounted on the motherboard.		H05K 1300
25	P2000-132850	20000427								Hitachi	Optical transmitter and optical transmission system
26	P2000-046731	20000218								Hitachi	Assembly of Au-plated parts
27	P2000-038038	20000209								Hitachi	Optical transmission from the integrated light source for the semiconductor electric-field absorbed type of optical modulator		DE ___ FR GB IT US

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	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
	Application	Application	Laying- Open	Laying- Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

28	P2000-038039	20000209								Hitachi	End-face incident, waveguide type of semiconductor light-receiving element, and light-receiving module using it
29	P2000-067149	20000307			-					Hitachi	Semiconductor optical element and its manufacturing method
30	P2000-067151	20000307								Hitachi	Optical transmitter and optical transmission system		US
31	P2000-090698	20000327								Hitachi	Optical transmitter and optical transmission system
a-1	P2000-200082	20000628								Hitachi	Manufacturing method of semiconductor optical device, clamp roof and arrangement tool			H01S 318
a-2	P2000-175557	20000607								Hitachi	Optical element module and its assembling method			G02B 642
a-3	P2000-265152	20000901								Hitachi	Optical module, optical transmission equipment and its manufacturing method			G02B 642
a-4	P2000-242756	20000804								Hitachi	Optical transmitter and optical transmission system			G02F 1015
a-5	P2000-374510	20001208								Hitachi	Optical coupling device			G02B 642
a-6	P2001-033324	20010209								Hitachi	Laser diode module with wavelength monitor			G02B 711
a-7	P2000-334925	20001030								Hitachi	Optical communication module and optical communication equipment			G02B 642
a-8	P2001-072934	20010314								Hitachi	Circuit stabilizing optical wavelength, optical transmitter and optical transmission system			H01S 3/133
a-9	P2001-074576	20010315								Hitachi	Integrated laser diode module with the electric absorbed type modulator, and transmission equipment using it			H01S 3/133

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Lab. Patent (Transferred)	No of Items 28

	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
No.	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

1	PH09-086420	19970404	PH10-262368	19981023						Hitachi	Optical fiber module and its manufacturing method	Issue: Core adjustment for fiber block 20 and optical circuit block 10 mounting pholoelectronic element 16 must be performed efficiently in a short time.		G02B 642
2	PH09-184257	19970710	PH11-030733	19990202						Hitachi	Multiple optical ricer module, its lens holder and optical fiber holder	Issue: Position and angle displacements must be reduced among the package accommodating a semiconductor laser array, lens holder storing a lens array, and optical fiber holder retaining the end part of an optical fiber array.		G02B 642
3	PH09-321629	19971121	PH11-153514	19990608						Hitachi	Manufacturing method of modules for optical transmission, and bit error rate characteristics validation system		PCT	G01M 1100
4	PH10-018540	19980130	PH11-218646	19990810						Hitachi	Optical module and its manufacturing method	Issue: Plane-incidence type photodiode must be mounted around the fiber end on a V-fluted silicon board without using any other element.		G02B 642
5	PH11-058063	19990305								Hitachi	Lens optical axis adjustment device and optical axis adjusting method	Issue: A lens optical axis adjustment device and optical axis adjusting method must be provided for 2-lens optical element module.		H01L 3300
6	PH11-313334	19991104								Hitachi	Driver circuit and optical transmitter	Issue: To obtain a driving circuit which has desired output signal amplitude by using pair transistors and to serve optical transmitters using this driving circuit.	DE EP FR GB US IT	H04B 300
7	PH11-296781	19991019								Hitachi	Optical element array module and its manufacturing method			G02B 642
8	PH02-224373	19900828	PH03-174792	19910729					19970827	Hitachi	Semiconductor laser device	Objective: To enable highly-efficient continuous oscillation even in a high temperature by forming a semiconductor layer having an energy gap larger than that of the semiconductor making up of the semiconductor board or light-emitting area, as a flat layer in the outer section of this light-emitting area, in at least part of the current block layer formed in the active layer peripheral section.		H01S 318
9	PH04-254359	19920924	PH06-112561	19940422					19990922	Hitachi	Laser diode driving circuit and optical transmission device	Objective: To provide an optical transmission device without the need for automatic optical output control for a short-distance optical link or subscriber-system optical communication system.	DE EP FR GB US	H01S 3096
10	PH05-092743	19930420	PH06-310449	19941104						Hitachi	Vapor phase diffusion method	Objective: To spread vapor phase diffusion through a larger area and improve the controllability.		H01L 2122
11	PH06-070305	19940408	PH07-283487	19951027						Hitachi	Semiconductor device and its manufacturing method	Objective: To directly bond different-type semiconductor substrates with different lattice constants to each other and reduce the displacement (misfitting) on the bonding surface, and thus obtain a semiconductor device that improves the reliability of a device formed on the bonding substrate.		H01S 318
12	PH07-075003	19950331	PH08-274026	19961018						Hitachi	Semiconductor device and its manufacturing method	Objective: To provide an easy method of integrating Si and compound semiconductors without loss of crystallinity.		H01L 2120
13	PH07-034918	19950223	PH08-236845	19960913						Hitachi	Semiconductor optical integrated element	Objective: To provide a semiconductor optical integrated element that integrates a chirp compensator into a semiconductor short light pulse generator.		H01S 3103

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	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
No.	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

14	PH07-202010	19950808	PH09-050058	19970218						Hitachi	Semiconductor layer structure, its manufacturing method, and semiconductor device using it	Objective: To provide a periodic structure with changing aspect azimuth or a new periodic structure with changing aspect azimuth and lattice constant, and their simple manufacturing method.		G02F 137
15	PH07-281598	19951030	PH09-127352	19970516						Hitachi	Semiconductor device and its manufacturing method	Issue: A practical and high-performance integrated element integrating Si and compound semiconductor elements and its manufacturing method must be provided.		G02B 613
16	PH08-114569	19960509	PH09-298337	19971118						Hitachi	Semiconductor distribution Bragg reflection mirror and plane light-emitting type semiconductor laser using it	Issue: To provide a semiconductor distribution Bragg reflection mirror with a fewer number of layers and higher reflection ratio, and provide a plane light-emitting type semiconductor laser using the reflection mirror.		H01S 318
17	PH08-292394	19961105	PH10-135573	19980522						Hitachi	Semiconductor laser, parallel transmission optical transmitter module and transmission systems using this module	Issue: To suppress carrier overflow from the valence band of n-type doped multi-quantum-well laser diodes.		H01S 318
18	PH11-226183	19990810								Hitachi	Semiconductor optical device	Issue: To increase output optical power and improve reliability of semiconductor integrated optical devices.		H01S 318
19	PH11-266669	19990921								Hitachi	Semiconductor laser module	Issue: To obtain stable Faby-Perot type laser diodes against temperature change and small size optical transmitters using such laser diodes.		H01S 318
20	PH05-141750	19930814	PH06-334168	19941202						Hitachi	Semiconductor element	Objective: To provide an optical semiconductor element that can be monolithically integrated with an Si electronic element by forming epitaxial growth of a III-V-family mixed-crystal semiconductor on an Si board.	US	H01L 2715
21	PH06-073437	19940412	PH07-283488	19951027						Hitachi	Compound semiconductor, its manufacturing method, and semiconductor device	Objective: To provide a compound semiconductor device having a structure where a compound semiconductor single crystal with crystal defect corrected is located on a board made of a material different from the compound semiconductor.		H01S 318
22	PH06-114812	19940527	PH07 321051	19951208						Hitachi	Compound semiconductor device, its manufacturing method, and semiconductor device	Objective: To provide a semiconductor device having a structure where a nitrogenous III-V-family mixed-crystal semiconductor is provided without an anli-phase boundary on an Si board.		H01L 21205
23	P560-071969	19810409	PS60-232747	19851119	PH05-070346	19931004	P1869712	19940906	19880404	Hitachi	Decoder circuit	Issue: To suppress bit-error in the case of high-speed transmission by checking 2-bit receiving signal.		H04L 2549
24	PH04-269977	19921008	PH06-120898	19940428					19981029	Hitachi	Test method for optical receivers	Objective: To provide testing method for evaluation of extinction ratio of DC-coupled optical receiver.		H04B 1008
25	PH05-252822	19931008	PH07-106622	19950421						Hitachi	Ssemiconductor light-receiving device and its manufacturing method	Objective: To provide a light-receiving device structure and its manufacturing method that can provide a highly-reliable compact device with uniform characteristics.		H01L 3110
26	PH08-106801	19960426	PH09-293926	19971111						Hitachi	Semiconductor device and its fabrication method	Issue: To fabricate 2 type optical waveguide in-line, which are optically coupled each other, on the semiconductor substrate.		H01S 318
27	PH08-113387	19960508	PH09-298334	19971118						Hitachi	Semiconductor device and its fabrication method	Issue: To suppress leakage current and obtain low threshold current of laser diodes		H01S 318

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	No. of	Date of	No. of	Dale of	No. of	Date of	No. of	Date of	Date of
No.	Application	Application	Laying-Open	Laying-Open	Publication	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

28	PH09-040366	19970225	PH10-242495	19980911						Hitachi	Semiconductor plane-type light- receiving element and its mounting method	Issue: A waveguide-type light-receiving element for surface mounting must be provided which requires less work after the chip split process and less margin of mounting tolerance, dark current. and reliability.		H01L 3110
a-1	PH07-155752	19950622	PH09-005582	19970110						Hitachi	Semiconductor optical coupling device and its assembling method			G02B 642
a-2	PH08-062478	19960319	PH09-138329	19970527				.		Hitachi	Optical semiconductor array module, its assembling method, and external board mounting structure	Issue: An optical semiconductor array module and its assembling method are provided which allow easy mounting of external circuit boards and head radiation elements and assume the reliability of internal optical		G02B 642
a-3	PH09-340359	19971210	PH11-176966	19990702						Hitachi	Semiconductor element housing package	Issue: A semiconductor element housing package consisting of plastic parts forming conductivity circuit patterns must be provided that will drive the semiconductor elements at a high speed without any		H01L 2302
a-4	PH10-221313	19980805								Hitachi	Optical semiconductor device	Issue: Position adjustment for optical coupling must be performed easily and quickly, and semiconductor elements and optical fibers must be optically coupled with high coupling efficiently by suppressing any
a-5	PH10-297818	19981020								Hitachi	Optical coupling device	Issue: To facilitate stable optical coupling between semiconductor elements and optical fibers.
a•6	PH10-262711	19980917								Hitachi	Semiconductor laser coupling device and its external board mounting method	Issue: A low-cost module structure must be provided that can perform optical coupling between semiconductor laser and fiber without optical coupling variations over a broad range of environment.
a-7	PH11-038172	19990217								Hitachi	Electronic module and optical module, and optical electronic device using them	Issue: An electronic module, optical module and optical electronic device consisting of multiple semiconductor elements must be provided in a highly-reliable compact structure with good radiation
a-8	PH11-244795	19990831								Hitachi	Semiconductor optical coupling device	Issue: Characteristics may be changed because the filter groove formed on an optical waveguide board causes stress on the filter section due to heat stress when the board is mounted in a case. A case
a-9	PH10-005372	19980114	PH11-204994	19990730						Hitachi	Element-mounted device

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EXHIBIT B
LIST OF HCT TRANSFERRED IP

No. Of	Date of	No. of	Date of	No. of	No. of	Date of	Date of
Application	Application	Laying-Open	Laying-Open	Publication	Registration	Registration	Request	Applicant	Name	Abstract	Country	☐ ☐ ☐

PH02-337118	19901130	PH04-207646	19920729				19971127	Hitachi	Network	This is the network, where a certain and appropriate bandwidth of light that fits specific terminals is selected and converted to the above fixed bandwidth out of a whole optical signal through a common interface, to secure privacy, reliability and flexible	Germany EPC France UK Sweden USA	H04B 1020
PH04-042835	19920228	PH05-244098	19930921		allowed (20010821)		19990219	Hitachi	Optical Transport system, Repeater, and its management system	It is intended to realize transport of the management information of the system without reducing the output power of optical amplifiers.	USA	H04B 1008
PS63-226612	19880912	PH02-076356	19900315		P2865675	19981218	19950726	Hitachi	Network Control Method	This new control method has functions which instructs a required transport quality level to each destination or en route terminal, always takes the best transport route to secure such quality level based on the traffic information en route collected and/o	Canada USA	H04M 300

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EXHIBIT C
ARBITRATION PROCEDURES
a.	Appointment of Arbitrators. The arbitration shall be heard and determined by a panel of three (3) persons. Each party shall have the right to designate one (1) member of the panel. The party requesting arbitration shall communicate its request in writing, identifying the nature of the dispute and the name of its arbitrator, to the other party (“Arbitration Request”). The other party shall then name, in writing, its arbitrator within fifteen (15) Business Days (as defined in the Stock Purchase Agreement) after receipt of the Arbitration Request. Failure or refusal of the other party to name its arbitrator within the fifteen (15) day time period shall empower the only appointed arbitrator to name the second arbitrator. Within twenty-five (25) Business Days after the Arbitration Request, the two (2) arbitrators shall mutually select a third impartial and neutral arbitrator to the panel. If the two (2) arbitrators are unable to agree upon an arbitrator within forty-five (45) Business Days after the Arbitration Request then within sixty-five (65) Business Days after the Arbitration Request, the ICC shall appoint a third arbitrator.

b.	Governing Law and ICC. All disputes submitted to arbitration under this HCT IP License Agreement shall be governed by the laws specified in the agreement that is the subject of the dispute. The arbitration rules of the International Chamber of Commerce (“ICC”) shall apply to any arbitration under this HCT IP License Agreement, except to the extent the provisions of this Exhibit C vary therefrom. ICC shall administer the arbitration. Decisions of the panel shall be made by majority vote. The panel may not award punitive damages, injunctions, specific performance or temporary restraining orders.

c.	Expedited Schedule. The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel within seventy-five (75) Business Days after the Arbitration Request. Within one hundred twenty (120) Business Days after the Arbitration Request, each party shall supply to the other party all documents that such party intends to introduce or upon which such party intends to rely in connection with such proceeding, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such proceeding (with a brief summary of their area of testimony). Additional documents or witnesses may be introduced only if a majority of the arbitrators determine that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrators in accordance with a timetable to be established by the arbitrators. Unless agreed by the parties otherwise, the hearing shall commence within one hundred fifty (150) Business Days after the Arbitration Request and shall be completed within two hundred twenty-five (225) Business Days after the Arbitration Request.

d.	Discovery. The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this HCT IP License Agreement. The parties may use all methods of discovery available under the Japanese Code of Civil Procedure and/or the United States Federal Rules of Civil

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Procedure, including depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Exhibit C.

e.	Communication with Arbitrators. Each party shall communicate with the arbitrators only in the presence of the other party or by writing delivered to the ICC for transmittal to the arbitrators and the other party.

f.	Prompt Award. Unless otherwise agreed by the parties, the award shall be made promptly by the panel (in any event, no later than thirty (30) Business Days from the closing of the hearing). Unless otherwise agreed by the parties, the decision and award by the panel shall be reasoned, explain the basis of the decision and be in writing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.

g.	Binding Decisions. The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation, and such court shall enter forthwith an order confirming such decision or award. The arbitration award shall allocate the expenses of the arbitrator(s) and of the arbitration, between the parties in a manner corresponding to the extent to which one (1) party prevails over the other.

h.	Location. Based upon the factors set forth below, the arbitrators shall select one or more of the following cities for the location of the arbitration proceedings: Tokyo, Japan; London, United Kingdom; or New York, U.S.A. The arbitrators shall take into account: (i) the relationship between the acts and circumstances surrounding the dispute and the arbitration location; (ii) the availability and location of witnesses; and (iii) the accessibility and location of evidence.

i.	Confidentiality. All arbitration proceedings undertaken pursuant to this Exhibit C and any awards or decisions resulting therefrom shall be deemed to be confidential between the parties thereto. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contains confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrators shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

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